Report of Independent Auditors
On Financial Statement Schedule



The Board of Directors and Shareholders
Canisco Resources, Inc.:

Under date of July 1, 1999, we reported on the consolidated balance sheets of Canisco Resources, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, as contained in the 1999 annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




KPMG LLP


Philadelphia, Pennsylvania
July 1, 1999







Exhibit 99.2